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                                                                   EXHIBIT 10.19

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND THUS MAY NOT BE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THAT ACT OR SUCH LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE.

                                 PROMISSORY NOTE

$10,003,517                                                Due December 31, 2006

      FOR VALUE RECEIVED, RITZ INTERACTIVE, INC., a Delaware corporation (the "MAKER"), promises to pay to the order of America Online, Inc. ("PAYEE"), or its registered assigns, the sum of Ten Million Three Thousand Five Hundred Seventeen Dollars ($10,003,517) and to pay interest thereon at the rate of six percent (6.00%) per annum (the "INTEREST RATE") from the date hereof until this Promissory Note (as amended, modified or supplemented from time to time, this "NOTE") is fully paid.

      Principal and interest shall be payable as set forth below:

            (1) On June 1, 2005, interest only shall be paid in the amount of Eight Thousand Sixty-Seven and Thirty-Five Hundredths Dollars ($8,067.35); and

            (2) Commencing on July 1, 2005 and on the first business day of each succeeding month through and including December 31, 2006, interest only shall be paid in the amount of Fifty Thousand Seventeen Dollars and Fifty-Nine Hundredths Dollars ($50,017.59).

      The unpaid principal amount of this Note, together with all accrued but unpaid interest hereon, shall be paid by Maker to Payee on December 31, 2006 (the "DUE DATE").

      During the occurrence and continuation of an Event of Default (defined below) the Interest Rate shall be increased from 6.0% per annum to 8.0% per annum. In no event shall Payee be entitled to interest exceeding the maximum rate permitted by law. If any excess interest is provided for or shall be adjudicated to be so provided for in this Note, then in such event: (i) the provisions of this paragraph shall govern and control; (ii) the Maker shall not be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount permitted by law, and the same shall be construed as a mutual mistake of the parties; and (iii) any such excess which may have been collected or attributed shall be subtracted from the then unpaid principal amount hereof, or refunded to the Maker.

      Both principal hereof and interest thereon are payable at such place as Payee may from time to time designate in writing, in lawful money of the United States of America by check or wire transfer. Interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

      This Note is subject to the terms and conditions set forth below:

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I.    DEFINITIONS.

      As used in this Note, the following terms shall mean:

      "CHANGE OF CONTROL" shall mean (i) the sale, transfer or other disposition of all or substantially all of the assets of the Maker; (ii) the merger or consolidation of the Maker with any other person (other than a wholly-owned subsidiary of the Maker) unless the Maker's stockholders' of record immediately prior to such transaction will immediately after such transaction hold at least 50% of the voting power of the corporation; (iii) the acquisition in one or more transactions of any voting securities of the Maker by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the 1934 Act, but excluding any Person that immediately prior to such transaction has Beneficial Ownership of thirty percent (30%) or more of the then outstanding voting securities of the Maker), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the then outstanding voting securities of the Maker or (iv) the acquisition in one or more transactions of Beneficial Ownership of twenty percent (20%) or more of the then outstanding voting securities of the Maker by any Person that immediately prior to such transaction has Beneficial Ownership of thirty percent (30%) or more of the then outstanding voting securities of the Maker; provided, however, that the acquisition by the Maker or any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Maker, of Beneficial Ownership of more than fifty percent (50%) of the then outstanding voting securities of the Maker shall not constitute a Change in Control.

      "INVESTMENT" shall mean any loan or advance to a person, any purchase or other acquisition of any capital stock or other securities or substantially all of the assets of a person or any capital contribution to a person.

      "NOTE" shall mean this Promissory Note and any note delivered in substitution or exchange therefor as provided herein.

      "EVENT OF DEFAULT" shall have the meaning given such term in SECTION 5 below.

      "TRIGGERING EVENT" shall mean the closing of a public offering of Maker's common stock pursuant to a registration statement under the Securities Act of 1933, as amended, or the closing of any Change of Control.

II.   PREPAYMENT OF NOTE.

      2.1 MANDATORY PREPAYMENT. Upon the occurrence of a Triggering Event, all principal and accrued but unpaid interest on this Note shall immediately become due and payable.

      2.2 OPTIONAL PAYMENT. Maker, at its option, and with no prepayment penalty, may make additional payments in reduction of the principal outstanding on this Note in whole multiples of Ten Thousand Dollars ($10,000) on five (5) days' written notice. Such optional prepayments of principal shall be applied first to accrued interest and then to outstanding principal.

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III.  REPLACEMENT OF NOTE.

      Upon receipt of evidence reasonably satisfactory to the Maker of the ownership of and the loss, theft, destruction or mutilation of this Note and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Maker, or (in the case of mutilation) upon surrender and cancellation of the mutilated Note, the Maker will execute and deliver, in lieu thereof, a new Note of like tenor.

IV.   COVENANTS.

      4.1 AFFIRMATIVE COVENANTS. Until there are no outstanding amounts under this Note, the Maker will:

            4.1.1 Compliance with Laws. Comply with all applicable laws, rules, regulations and orders.

            4.1.2 Preservation of Corporate Existence. Preserve and maintain its corporate existence.

            4.1.3 Keeping of Books. Keep proper books and record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Maker in accordance with generally accepted accounting principles in effect from time to time.

            4.1.4 Transactions with Affiliates. Conduct all transactions otherwise permitted under this Note with any of its affiliates on terms that are fair and reasonable and no less favorable to the Maker than it would obtain in a comparable arm's length transaction with a person not an affiliate.

            4.1.5 Reporting Requirements. Maker shall deliver to Payee:

            (A) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of Maker (other than fiscal year 2004 for which Maker shall have 180 days after the end of the fiscal year), a statement of operations for such fiscal year, a balance sheet of Maker and statement of shareholder's equity as of the end of such year, and a cash flow statement for such year, prepared in accordance with generally accepted accounting principles and audited by independent public accountants of nationally recognized standing; provided, that Maker shall provide as soon as reasonably practicable after the end of each fiscal year of Maker, an unaudited statement of operations for such fiscal year, an unaudited balance sheet of Maker and an unaudited cash flow statement for such year;

            (B) as soon as practicable, but in any event within forty five (45) days after the end of each of the quarters of each fiscal year of Maker (other than Maker's first fiscal quarter of 2005, for which Maker shall have ninety (90) days after the end of such fiscal quarter), an unaudited statement of operations and cash flow

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            statement, for such fiscal quarter and setting forth year-to-date financial information, and an unaudited balance sheet as of the end of such quarter;

            (C) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a financial budget and business plan for the next fiscal year; and

            (D) such other information relating to the financial condition, business, prospects or corporate affairs of Maker as Payee may from time to time reasonably request; provided, however, that Maker shall not be obligated pursuant to this provision to provide access to any information which it reasonably considers a trade secret or other proprietary intellectual property information, unless Payee has agreed to maintain such information in confidence pursuant to a written agreement reasonably acceptable to Maker.

      4.2 NEGATIVE COVENANTS. Until there are no outstanding amounts under this Note, the Maker will not:

            4.2.1 Liens. Create or suffer to exist any lien, security interest or other charge or encumbrance of any kind on or with respect to any of its properties, whether now owned or hereafter acquired, other than (i) liens for taxes, assessments and governmental charges, (ii) liens imposed by law and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, (iii) pledges or deposits to secure public or statutory obligations, (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, and (v) the liens with respect to the obligations set forth on Schedule 4.2.2 hereto.

            4.2.2 Debt. Other than (x) the obligations under this Note, (y) those obligations set forth on Schedule 4.2.2 hereto and (z) indebtedness for borrowed money (including capitalized lease obligations) that do not, in the aggregate (without duplication) with those capital expenditures permitted under SECTION 4.2.4 and Investments permitted pursuant to CLAUSE (ii) of SECTION 4.2.5, exceed $1,000,000, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any (i) indebtedness for borrowed money, (ii) obligations for the deferred purchase price of property or services other than trade payables not overdue by more than sixty (60) days incurred in the ordinary course of business, (iii) obligations evidenced by notes, bonds, debentures or other similar instruments,
            (iv) obligations, contingent or otherwise in respect of letters of credit or similar extensions of credit, (v) debt of others guarantied by Maker.

            4.2.3 Dividends. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Maker, or purchase, redeem or otherwise acquire for value any shares of any class of capital stock of the Maker or any

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            warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Maker may (i) declare and make any dividend payment or other distribution payable in common stock of the Maker, (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock, or
            (iii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares in connection with repurchases of capital stock from employees, former employees, and consultants or advisors of Maker pursuant to restricted stock purchase agreements in effect as of April 6, 2000 or grants of options made under the Maker's 1999 Stock Option Plan not to exceed more than $500,000 in any twelve month period.

            4.2.4 Change in Nature of Business. Make any material change in the nature of the business as carried on at the date hereof, except for those changes that do not, in the aggregate (without duplication) with (x) those Investments permitted under CLAUSE (ii) of SECTION
            4.2.5 and (y) debt permitted pursuant to CLAUSE (z) of SECTION 4.2.2, result in cash capital expenditures by Maker in excess of $1,000,000.

            4.2.5 Investments in Other Persons. Make any Investment in any other person other than (i) Investments in marketable securities and (ii) cash Investments that do not, in the aggregate (without duplication) with (x) those capital expenditures permitted under SECTION 4.2.4 and (y) debt permitted pursuant to CLAUSE (z) of SECTION 4.2.2, exceed $1,000,000.

            4.2.6 Issuance of Preferred Stock. Issue any preferred stock of the Maker, unless such preferred stock is expressly made junior in right of repayment to this Note.

V.    EVENTS OF DEFAULT.

            The occurrence and continuation of any of the events or conditions described in this ARTICLE V shall be an "EVENT OF DEFAULT."

      5.1 PAYEE ACTION. The failure by Maker to pay any installment of principal or the failure to pay any installment of interest hereon within five business days of the date when due shall, at the option of the Payee, entitle Payee to declare all sums of principal and interest then remaining unpaid, due and payable, all without demand, presentment, notice or protest, all of which hereby are expressly waived, and permit Payee to exercise any other right available to it at law or in equity, all of which rights and powers may be exercised cumulatively.

      5.2 ACCELERATION WITHOUT SPECIFIC ACTION. The occurrence of any of the following Events of Default shall make all sums of principal and interest then remaining unpaid, due and payable, all without demand, presentment, notice or protest, all of which hereby are expressly

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waived, and permit Payee to exercise any other right available to it at law or in equity, all of which rights and powers may be exercised cumulatively.

            5.2.1 Bankruptcy. The voluntary institution of bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors by the Maker; or the institution of any such proceedings against the Maker, which involuntary proceedings shall not have been vacated by appropriate court order within sixty (60) days of such institution.

            5.2.2 Dissolution. Any order, judgment or decree shall have been entered against the Maker decreeing the dissolution or liquidation of the Maker and such order shall remain undischarged or unstayed for a period of sixty (60) days.

            5.2.3 Insolvency, Receiver or Trustee. The making by the Maker of a general assignment for the benefit of creditors; or consent by the Maker to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or the appointment otherwise of such a receiver or trustee or a committee of the Maker's creditors.

      5.3 BREACH OF COVENANT. The Maker shall fail to perform or observe (i) any term, covenant or agreement contained in SECTION 4.1.2 or 4.2 or (ii) in all material respects any other term, covenant or agreement contained in this Note on its part to be performed or observed if such failure shall remain unremedied for 30 days after written note thereof shall have been given to the Maker by Payee.

VI.   METHODS; ADDRESSES.

      Any notice, demand or other communication required or permitted under the terms of this Note shall be in writing and shall be made by telegram, telex or electronic transmitter (including, without limitation, facsimile) or certified or registered mail, return receipt requested, and shall be deemed to be received by the addressee on the date delivery is confirmed, if sent by Federal Express, Express Mail, or other similar overnight delivery service, the date of electronic confirmation of receipt, if sent by telegram, telex, telecopy or electronic transmitter, and three (3) business days after mailing, if sent by certified or registered mail, with postage prepaid, and properly addressed. Notices shall be addressed as provided below:

(a)  If to Payee:    America Online, Inc.
                     22000 AOL Way
                     Dulles, Virginia 20166
                     Facsimile: (703) 265-3001
                     Attention: Senior Vice President - Corporate Finance

With copy to:        America Online, Inc.
                     22000 AOL Way
                     Dulles, Virginia 20166
                     Facsimile: (703) 265-3992
                     Attention: General Counsel

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(b)   If to the Maker:   Ritz Interactive, Inc.
                         2010 Main Street, Suite 400
                         Irvine, California 92614
                         Facsimile: (949) 255-1560
                         Attention: Scott Neamand

      With a copy to:    O'Melveny & Myers, LLP
                         114 Pacifica, Suite 100
                         Irvine, California 92618
                         Facsimile: (949) 737-2300
                         Attention: J. Jay Herron, Esq.

      Any party may change its address for this purpose by giving a written notice thereof as herein provided.

VII.  MISCELLANEOUS.

      7.1 GOVERNING LAW. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE MAKER AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

      7.2 MODIFICATION. Neither this Note nor any provision hereof may be amended, modified or waived unless agreed to in writing by the holder of this Note and Maker.

      7.3 SUBORDINATION. All future indebtedness of the Maker in excess of $500,000 per instrument (with instruments made in favor of the same person or such person's affiliates aggregated for this purpose) shall be subordinated to the obligations of Maker to Payee evidenced by this Note. Upon Payee's request, Maker and any holder of such debt shall execute a subordination agreement, in form and substance reasonably acceptable to Payee and such holder, providing that such debt is subordinated in right of payment to the obligations hereunder, and requiring such holder to standstill in the exercise of its remedies prior to the exercise of remedies of Payee, such standstill to be on terms reasonably acceptable to Payee and the holders or prospective holders of such debt.

      7.4 SEVERABILITY. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

      7.5 SUCCESSORS. The terms contained in this Note shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors and assigns. Payee may assign and transfer this Note to any person that is controlled by, controlling or under common control with the Payee.

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      7.6 HEADINGS. The section headings in this Note are inserted for purposes of convenience only and shall have no substantive effect.

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      IN WITNESS WHEREOF, the parties have caused this Note to be signed and delivered by their respective duly authorized officer and to be dated May 27, 2005.

MAKER:                              PAYEE:

RITZ INTERACTIVE, INC., a Delaware  AMERICA ONLINE, INC., a Delaware
corporation                         corporation

By: /s/ Fred H. Lerner              By: /s/ Arthur Minson
    ----------------------              -----------------------------

Its: President and Chief Executive  Its: SVP, Corporate Finance
     Officer

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                                 SCHEDULE 4.2.2

1. In March 2002, the Maker entered into an agreement with Photoalley, Inc. and CMA Business Credit Services to purchase the inventory, any rights to the URL/internet sites and internet related assets, which includes customer email lists, of Photoalley, Inc. Under the terms of the agreement, the Maker is obligated to make monthly payments equal to a percentage of net revenues generated from the internet sites for the period of five years.

2. In May 2002, the Maker entered into an agreement with CameraWorld.com, Inc. and NACM-Oregon Service Company to purchase any rights to the URL/internet sites and internet related assets, which includes customer email lists, of CameraWorld.com. Under the terms of the agreement, the Maker is obligated to make monthly payments equal to a percentage of net revenues generated from the internet sites for the period of five years.

3. In August 2004, the Maker entered into an agreement with eAngler, Inc. to purchase any rights to the URL/internet sites and internet related assets, which includes customer email lists, of eAngler.com. Under the terms of the agreement, the Maker is obligated to make monthly payments equal to a percentage of net revenues generated from the internet sites for the period of three years, provided that no payments are required to be made unless and until gross revenues from the internet sites exceed approximately $1.4 million. In addition, the Maker is obligated to make a payment of up to $25,000 in 2006.